[*] indicates that a confidential portion of this Agreement has been omitted and filed separately with the Securities and Exchange Commission.






                                SUPPLY AGREEMENT



                                  by and among



                                  XOMA(US) LLC



                                       and



                              ALLERGAN SALES, INC.





                          effective as of June 25, 1999

ARTICLE I - DEFINITIONS......................................................1

ARTICLE II - COMPOUND SUPPLY

2.1      Supply..............................................................2
2.2      Price...............................................................3
2.3      Records.............................................................3
2.4      Audits..............................................................3
2.5      Payment Terms.......................................................3
2.6      Compound Supply.....................................................4
2.7      Orders; Forecasts...................................................4
2.8      Warranties..........................................................4
2.9      Development Supplies................................................5

ARTICLE III - ADDITIONAL COVENANTS

3.1      Cooperative Research................................................5
3.2      Additional Consultation.............................................5

ARTICLE IV- TRANSFER OF RIGHTS AND OBLIGATIONS...............................5

ARTICLE V - INDEMNIFICATION AND INSURANCE

5.1      Indemnification by ALLERGAN.........................................6
5.2      Indemnification by XOMA(US).........................................6
5.3      Procedure...........................................................6
5.4      Insurance...........................................................6

ARTICLE VI - TERM OF AGREEMENT...............................................6

ARTICLE VII - GENERAL

7.1      Public Disclosure...................................................6
7.2      Notices.............................................................7
7.3      Governing Law.......................................................7
7.4      Severability........................................................7
7.5      Headings............................................................7
7.6      Entire Agreement; Amendment.........................................7
7.7      Force Majeure.......................................................7
7.8      Non-Waiver..........................................................8
7.9      Disclaimer of Agency................................................8
7.10     Limitation of Liability.............................................8

                                SUPPLY AGREEMENT


     This Supply Agreement (this "Agreement") is made and effective as of this 25th day of June, 1999 (hereinafter referred to as the "Effective Date"), by and among XOMA(US) LLC, a limited liability company organized and existing under the laws of Delaware, having a place of business at 2910 Seventh Street, Berkeley, CA 94710 ("XOMA(US)"), and Allergan Sales, Inc., a corporation organized and existing under the laws of California, having a place of business at 2525 Dupont Drive, Irvine, California 92612, United States ("ALLERGAN").

                                WITNESSETH THAT:

     WHEREAS, ALLERGAN is entering into a License Agreement, effective as of the Effective Date (the "License Agreement"), with XOMA Ireland Limited, a company organized and existing under the laws of Ireland, relating to Products (as defined therein) for use in the Field (as defined therein); and

     WHEREAS, in connection with the License Agreement, ALLERGAN desires to purchase from XOMA(US), and XOMA(US) desires to supply to ALLERGAN, Compound (as defined below) for use in Products (as defined in the License Agreement);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and considerations set forth herein, the parties hereto mutually agree as follows:

                            ARTICLE I - Definitions:

     The following terms shall have the meanings set forth in this Article I:

     1.1 "Affiliate" of a particular party shall mean all corporations or business entities which, directly or indirectly, are controlled by, control, or are under common control with such party. For this purpose, the meaning of the word "control" shall mean the ownership of fifty percent (50%) or more of the voting shares or interest of such corporation or business entity, or any corporation or business entity in which the party seeking to demonstrate Affiliate status can demonstrate, even though the extent of ownership of such shares or interest in such corporation or business entity is less than (50%), that the operation and management of such corporation or business entity is carried out in conformity with the particular party's standing policy; such corporation or business entity to be deemed an Affiliate only so long as such ownership of voting shares or interest or adherence to such standing policy continues.

     1.2 "Compound" shall have the meaning set forth in Section 1.4(i) of the License Agreement, provided, that if either party hereto desires to change a compound or add an additional compound or compounds, the parties agree to negotiate in good faith an amendment to this Agreement to include such changed or additional compound(s) on mutually acceptable terms.

     1.3 "Compound Specifications" shall mean the specifications for Compound which shall be reasonably agreed upon from time to time by ALLERGAN and XOMA(US) after consultation and which shall be comparable in scope to the specifications for Compound provided by

XOMA(US) to ALLERGAN on the date hereof and identified as "Master Report of Bill of Testing (BOT) for rBPI , Effective Date: 4/13/99 R05."

     1.4  "FDA" shall mean the U.S. Food & Drug Administration.

     1.5  "Field" shall have the meaning set forth in the License Agreement.

     1.6 "Major Market Country" shall have the meaning set forth in the License Agreement.

     1.7 "NDA" shall mean a New Drug Application filed under the U.S. Food, Drug and Cosmetic Act and the regulations thereunder.

     1.8  "Products" shall have the meaning set forth in the License
Agreement.

     1.9 "Third Party" shall mean any party other than XOMA(US), XOMA(US)'s Affiliates, ALLERGAN or ALLERGAN's Affiliates.

                          ARTICLE II - COMPOUND SUPPLY:

     2.1 Supply. During the term of this Agreement, ALLERGAN shall be obligated to purchase exclusively from XOMA(US) and XOMA(US) shall be obligated to supply exclusively to ALLERGAN, Compound for use in the Field. The parties agree to negotiate for an extension of this exclusive purchase obligation during the one year period preceding the expiration of the aforementioned term. However, any agreement to such an extension is within each party's sole business judgment. In consideration of ALLERGAN's agreement to exclusively purchase Compound from XOMA(US) for use in the Field, XOMA(US) agrees, at XOMA(US)'s sole expense, to validate (a) an approved source of Compound prior to the beginning of the first Phase III clinical trial of the Product in the United States or the equivalent of a Phase III trial in any other Major Market Country, and (b) a second approved source of Compound prior to the filing of an NDA or its equivalent with the FDA or other drug regulatory agency, respectively, in a Major Market Country. Such second source may be a second manufacturing facility of XOMA(US) or its Affiliates. In order for a source of Compound to be considered a validated source under this Section 2.1, such source must be capable of supplying compound in accordance with the Compound Specifications and requirements of Section 2.6 hereof. Thereafter, and during the term of XOMA(US)'s obligation to supply compound to ALLERGAN under this Section 2.1, XOMA(US) will maintain both such first and second source of Compound in condition to supply Compound in accordance with the Compound Specifications and requirements of Section 2.6, hereof. In lieu of establishing and maintaining a second source, XOMA(US) may maintain an inventory of Compound, designated specifically for ALLERGAN, in an amount at least equal to [*] of ALLERGAN's forecasted needs for the ensuing twelve (12) months. Prior to the filing of an NDA or its equivalent with the FDA or other drug regulatory agency, respectively, in a Major Market Country, the parties shall confer and in good faith establish an initial forecast for the ensuing twelve (12) months, which shall be updated quarterly as provided in Section 2.7.

     On reasonable notice and during normal business hours, XOMA(US) shall allow an ALLERGAN representative and an FDA and/or other health regulatory representative access to the manufacturing, filling, packaging, labeling, warehousing, storage and quality control equipment and facilities utilized with respect to Compound being produced pursuant to this Agreement, and to all applicable records relating to manufacturing, filling, labeling, warehousing, storage, packaging, and quality control of Compound being produced pursuant to this Agreement. XOMA(US) shall notify ALLERGAN of any such FDA inspection or inspections by any other regulatory health agency related to Compound being produced pursuant to this Agreement and shall allow an ALLERGAN representative to be present during same.

     2.2  Price. ALLERGAN shall pay XOMA(US) for Compound a price of [*].

     2.3 Records. XOMA(US) shall maintain and keep for a period of at least three (3) years complete and accurate records in sufficient detail to enable its actual cost of manufacture to be determined.

     2.4 Audits. Upon the request of ALLERGAN, but not exceeding once in any one (1) year period, XOMA(US) shall permit an independent certified accountant, selected by ALLERGAN and acceptable to XOMA(US), which acceptance shall not be unreasonably withheld, to have access to such records of XOMA(US) as may be necessary to verify the actual cost of manufacture of the Compound. Said independent certified accountant shall verify to ALLERGAN only the actual cost of manufacture and disclose no other information revealed in its audit. Any such audit of records shall be at ALLERGAN's expense; provided, that in the event such examination discloses an overpayment by ALLERGAN of more than five percent (5%), XOMA(US) shall pay the expense of such audit. Any overpayment shall be repaid promptly to ALLERGAN, plus interest at the commercial prime lending rate of the Bank of America until the date paid.

     2.5 Payment Terms. Payment to XOMA(US) for any supply of Compound shall be due and payable thirty (30) days after shipment by XOMA(US) to ALLERGAN of such Compound.

     2.6 Compound Supply. XOMA(US) shall supply exclusively all of ALLERGAN's requirements of the Compound, in accordance with Section 2.7 below, to enable ALLERGAN to manufacture the Products. If XOMA(US) is unable to supply [*] of ALLERGAN's requirements of the Compound for more than ninety (90)days, ALLERGAN shall have the right to manufacture or purchase from Third Parties its requirement of Compound. XOMA(US) shall cooperate in obtaining such alternate supply source, including, without limitation, transferring such technology and know-how, and license rights as are reasonably necessary for ALLERGAN or a third party to manufacture Compound.

     2.7 Orders; Forecasts. At least ninety (90) days prior to the start of each calendar quarter, ALLERGAN shall provide XOMA(US) with a purchase order for the total amount of the Compound to be ordered for shipment during each month of such quarter and an estimate of its Compound requirements for each of the next three (3) quarters (each such estimate updating previous estimates and adding an estimate for the next succeeding quarter). Each quarterly purchase order will be within [*] of the preceding quarter's estimate for such quarter. XOMA(US) shall ship Compound to a facility or facilities designated by ALLERGAN within each such month of such quarter after the receipt of such purchase order from ALLERGAN. Title to the Compound shall pass to ALLERGAN upon receipt by ALLERGAN at such facility.

     2.8 Warranties. XOMA(US) represents and warrants that all Compound supplied to ALLERGAN hereunder shall (i) meet the applicable Compound Specifications as of the time the Compound is received by ALLERGAN and (ii) will not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act and the regulations thereunder. XOMA(US) shall deliver a certificate of analysis with each lot of Compound specifying the results of analysis to show conformance with the applicable Compound Specifications. Upon receipt, each lot of Compound shall be tested by ALLERGAN, and thereafter ALLERGAN shall provide XOMA(US) with written notice of its acceptance or rejection of the lot. Each such lot shall be deemed accepted by ALLERGAN (subject to Section 5.2) unless XOMA(US) receives written notice of rejection of the lot (due to the failure of Compound to comply with the Compound Specifications as of the time the lot was received by ALLERGAN) within thirty
(30) days after ALLERGAN's receipt of the Compound. At ALLERGAN's option, XOMA(US) shall replace any nonconforming Compound at XOMA(US)'s expense with a like amount of the Compound conforming to the Compound Specifications. For purposes hereof, replacement may include reprocessing of the Compound, so long as such reprocessing is mutually agreed upon by the parties and conforms to applicable law and regulation, including FDA current Good Manufacturing Practices. If XOMA(US) does not agree with ALLERGAN that the supplied lot fails to conform to the Compound Specifications, the matter may be submitted to an independent laboratory acceptable to both parties in order to resolve the discrepancy in the analysis of the Compound rejected. The cost of assay by the independent laboratory shall be borne by the party whose analysis was in error. ALLERGAN shall procure or produce, and where appropriate shall quality control test, all other raw materials and packaging components needed to manufacture the Products.

     2.9 Development Supplies. Notwithstanding the foregoing, XOMA(US) shall supply ALLERGAN's reasonable requirements of the Compound for all formulation, development, clinical supplies and non-commercial manufacturing at a price of [*]. XOMA(US) shall supply Compound at a quality presently used in XOMA(US)'s clinical studies until ALLERGAN begins the first Phase III clinical trial of Compound in the United States or the equivalent of a Phase III clinical trial in another Major Market Country and, thereafter, Compound will be supplied in accordance with the Compound Specifications and requirements of Section 2.6 hereof.

                       ARTICLE III - ADDITIONAL COVENANTS:

     3.1 Cooperative Research. The parties acknowledge that XOMA(US) and/or its Affiliates possess special knowledge and expertise with respect to the Compound and that in some circumstances cooperation between ALLERGAN and XOMA(US) would expedite the development by ALLERGAN of Products. The parties shall, from time to time, consider cooperative research and development on reasonable terms to be negotiated in good faith.

     3.2 Additional Consultation. XOMA(US) shall make available to ALLERGAN, on a reasonable consultation basis, such advice of its technical personnel as may reasonably be requested by ALLERGAN in connection with its development of any Products. ALLERGAN agrees to reimburse XOMA(US) for the reasonable and customary charges or the time of such personnel when consulting for ALLERGAN at ALLERGAN's facilities or at any place other than XOMA(US)'s facilities. Upon receipt by ALLERGAN of copies of receipts or other appropriate evidence of expenditures by XOMA(US), ALLERGAN shall reimburse XOMA(US) for reasonable travel expenses (coach class airfare in the United

States, and business class airfare outside the United States, ground transportation, lodging and meals) for travel incurred by XOMA(US) at the request of ALLERGAN while rendering services hereunder.

                ARTICLE IV - TRANSFER OF RIGHTS AND OBLIGATIONS:

     This Agreement, in whole or in part, shall not be assignable by either party hereto to any Third Party without the prior written consent of the other party hereto, except that either party may assign this Agreement to an Affiliate or the successor or assignee of that portion of its business to which this Agreement relates. In any event, ALLERGAN may assign this Agreement to Allergan Specialty Therapeutics, Inc., a special purpose corporation of which ALLERGAN owns 100% of the outstanding Class B Common Stock. It is expressly understood and agreed by the parties hereto that the assignor of any rights hereunder shall remain bound by its duties and liable for its obligations hereunder. Any assignment or attempt at same, except as provided for herein, shall be void and of no effect.

                   ARTICLE V - INDEMNIFICATION AND INSURANCE:

     5.1 Indemnification by ALLERGAN. ALLERGAN agrees to defend, indemnify and hold harmless XOMA(US), its agents and employees, against claims for loss, liability, damage and costs for personal injury or recall attributable to the development, manufacture, marketing use or sale of any Product by ALLERGAN or its sublicensees or Affiliates.

     5.2 Indemnification by XOMA(US). XOMA(US) agrees to defend, indemnify and hold harmless ALLERGAN, its agents and employees, against claims for loss, liability, damage and costs for personal injury or recall (i) attributable to the manufacture of the Compound by XOMA(US) or its sublicensees or Affiliates, and/or (ii) resulting from the failure of such Compound to conform to the warranties set forth herein.

     5.3 Procedure. As to any claim or lawsuit with respect to which either party seeks indemnification hereunder, that party shall provide prompt notice thereof to the other party and the other party shall have the right to control the defense of said lawsuit, including the selection of attorneys, and any settlement thereof, provided that no settlement which impairs the rights of an indemnified party shall be made without its prior written consent , which consent shall not be unreasonably withheld.

     5.4 Insurance. XOMA, at its own expense, shall maintain product liability insurance, including broad form contractual liability coverage, in an amount consistent with industry standard practices during the term of this Agreement and for three years thereafter. XOMA shall provide certificates of insurance evidencing such coverage in respect of this Agreement, from time to time as reasonably requested by ALLERGAN. ALLERGAN, at its own expense, shall maintain product liability insurance, including broad form contractual liability coverage, in an amount consistent with industry standard practices during the term of this Agreement and for three years thereafter. ALLERGAN shall provide certificates of insurance evidencing such coverage in respect of this Agreement, from time to time as reasonably requested by XOMA.

                         ARTICLE VI - TERM OF AGREEMENT:

     This Agreement shall continue in full force and effect for the time commencing with the Effective Date and continuing until the License Agreement expires or is terminated in accordance with its terms.

                             ARTICLE VII - GENERAL:

     7.1 Public Disclosure. Except for such disclosure as is deemed necessary, in the reasonable judgment of a party, to comply with applicable laws or regulations, no public announcement, news release, public statement or publication relating to the existence of this Agreement, or the terms hereof, will be made without the other party's written approval, which approval shall not be unreasonably withheld.

     7.2 Notices. Any notice or report required or permitted to be given or made under this Agreement by either party to the other shall be in writing, sent by hand or by registered or express mail or courier, postage prepaid, addressed to such other party "Attention: General Counsel", at its address indicated at the beginning of this Agreement, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

     7.3 Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to its conflicts of laws rules, and in connection with any dispute hereunder, the parties consent to exclusive jurisdiction and venue in the state and federal courts in the State of California.

     7.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement should be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     7.5 Headings. The subject headings of the Articles and Sections of this Agreement are included for the purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     7.6 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes any previous agreements and may be altered or amended only by a written instrument duly executed by both parties hereto.

     7.7 Force Majeure. No party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the party claiming excuse used its commercially reasonable efforts to overcome the same.

     7.8 Non-Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

     7.9 Disclaimer of Agency. Neither party is, or will be deemed to be, the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

     7.10 Limitation of Liability. NO PARTY SHALL BE LIABLE TO ANOTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. Nothing in this Section is intended to limit or restrict the indemnification rights or obligations of any party.

     7.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

     WITNESS WHEREOF, the parties here executed this Agreement this 25th day of June, 1999.



XOMA(US) LLC                                        ALLERGAN SALES, INC.


/s/ Christopher J. Margolin                         By: /s/ Les Kaplan
----------------------------------------               ------------------------
Christopher J. Margolin, Vice President,            Name:  Les Kaplan
General Counsel and Secretary                       Title: Corporate Vice
                                                           President, Science
                                                           & Technology